Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-30870, 333-36140, 333-83282 and 333-100037) of Therma-Wave, Inc. of our report dated May 28, 2003, except as to the Liquidity section of Note 1, which is as of October 29, 2003, relating to the financial statements and financial statement schedule, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
December 18, 2003